Exhibit 17.1

April 16, 2026

Burzynski Research Institute, Inc.

9432 Katy Freeway

Houston, TX 77055

RE:	Resignation

TO:	Burzynski Research Institute, Inc and its Directors and Officers,

With this letter, I hereby submit my resignation as Chief Financial Officer and Secretary of Burzynski Research Institute, Inc. due to personal reasons and effective as of April 17, 2026.

I am thankful for the opportunity to serve Burzynski Research Institute, Inc. for over past 14 years, and I offer my best wishes for its continued success.

Sincerely,

/s/ Patryk P. Goscianski

Patryk P. Goscianski, MBA

CC:

Stanislaw R. Burzynski, M.D., Ph.D.

Gregory Burzynski, M.D.

Monika Szopa-Paszkowiak